UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Crown Reserve Acquisition Corp. I

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Conyers Trust Company (Cayman) Limited PO Box 2681 Grand Cayman KY1-1111, Cayman Islands	KY1-1111
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one Class A ordinary share, par value $0.0001 per share, one-half of one redeemable warrant, and one right to receive one-fifth (1/5) of one Class A ordinary share	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	The Nasdaq Stock Market LLC
Rights, each Right to receive one-fifth (1/5) of one Class A ordinary share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-287674

Securities to be registered pursuant to Section 12(g) of the Act:

None

N/A

(Title of class)

Item 1. Description of Registrant’s Securities to Be Registered.

The securities to be registered hereby are the units, Class A ordinary shares, par value $0.0001 per share, warrants to purchase Class A ordinary shares, and rights to receive Class A ordinary shares of Crown Reserve Acquisition Corp. I (the “Company”). The description of the units, each consisting of one Class A ordinary share, $0.0001 par value, one-half of one redeemable public warrant, and one right to receive one-fifth (1/5) of one Class A ordinary shares, the Class A ordinary shares, the redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50, subject to adjustment, and the rights contained in the section entitled “Description of Securities” in the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-287674) initially filed with the Securities and Exchange Commission on May 30, 2025, as amended from time to time (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 3, 2025	CROWN RESERVE ACQUISITION CORP. I

	By:	/s/ Prashant Patel
	Name:	Prashant Patel
	Title:	Chief Executive Officer

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